Exhibit 99.1

Filed by Dynegy Acquisition, Inc.

Pursuant to Rule 425 of the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended

Subject Company: Dynegy Inc.

Commission File No: 001-15659

FINAL TRANSCRIPT

Conference Call Transcript

DYN - Dynegy Inc. at Morgan Stanley 14th Annual Global Electricity & Energy Conference

Event Date/Time: Mar. 14. 2007 / 12:10PM ET

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FINAL TRANSCRIPT

Mar. 14. 2007 / 12:10PM ET, DYN - Dynegy Inc. at Morgan Stanley 14th Annual Global Electricity & Energy Conference

CORPORATE PARTICIPANTS

Holli Nichols

Dynegy Inc.—CFO

PRESENTATION

Vikas Dwivedi—Morgan Stanley

Our lunch speaker is Holli Nichols, CFO of Dynegy. And as many of you know, Dynegy has had quite a few years going all the way back to the merchant boom and being on life support for quite some time. And no one can accuse them of not taking a view on their way back, even with regards to going with an unhedged strategy, a lot of interesting financial moves as well to kind of get them going, LS Power. And really now I think one of the most positively levered names to the heat rate and spark spread expansion cycle and I think Holli probably has a lot to share on those topics. And I will even it at that and let her come on up. Thanks, Holli.

Holli Nichols—Dynegy Inc.—CFO

Thank you, Vikas. As we were talking beforehand, he wanted to know how best to introduce me and he wanted to know if he could make the comment on upside of heat rate expansion and capacity markets and I accused him of looking at all my notes. Because actually, if there were just a couple of key messages that I hope that you will take away from this presentation today is the fact that Dynegy has a very unique portfolio and it’s a very diverse portfolio. We have baseload coal assets, we have gas-fired intermediate assets and we will have gas-fired peaking assets. And as you hear me talk today, I’m going to talk as if the LS Power transaction has closed, and I will give you an update on that.

What this portfolio does for us is it provides us earnings power today and you will see we are expecting 2007 EBITDA in excess of $1 billion. We have diversity from a geographic perspective, which is also very helpful to us as we mitigate risk across the country. And so this grouping of assets, while it provides earnings today, it does providing unique opportunity to participate in the upside of the marketplace with increased power prices through market recovery, expansion of the heat rate, as well as an improvement in the capacity market. And I will spend a decent amount of time on that today.

So jumping in, I do want to talk a little bit about—well first, no presentation would be complete without some forward-looking information here. So I’m sure you will read through that thoroughly. I want to take a look back on 2006. It was a very successful year for us, and that comes from a perspective of operational activities, activities around our finance, capital structure as well as from a strategic perspective. And all of these tend to follow along with one another and it’s hard to do one if you’re not doing the others well. So from an operational perspective, we were able to improve our EBITDA for the generation period, period-over-period, and that comes from execution of our commercial strategy, as well as keeping our assets in the marketplace. So by doing those things well, having a high in-market availability factor and a good commercial strategy, we were able to realize prices that were higher in ‘06 as compared to ‘05 and that’s something we continually test ourselves against and focus on.

In addition to the operating successes, we also spent a lot of time looking at our finance capital structure. And as a Company, we’ve been very focused on simplifying our capital structure over the last several years as a company going through a restructuring and we’ve had a lot of success there. And as you can see here, we have reduced our debt and other obligations by over $2.5 billion.

An important piece of that also was the offering of our unsecured bonds in 2006. We were able to go back out into the marketplace and we issued over $1 billion worth of unsecured bonds under our old investment-grade bond indenture. So what that means is, rather than being covenant-light, there just really aren’t any covenants associated with that, and I think what that speaks to is the respect and I guess the management team has earned in balancing how we run the Company. And we are going to look out for what is in the best interest of all of our stakeholders, so that includes equity as well as our bondholders because we think in the long-term if you balance your approach then you will create the most value for the enterprise. And so that’s something we have maintained focus on and we believe helped us have a crisp execution last year around the unsecured bonds.

We have also made progress around rationalizing our asset portfolio. We included that, into that, the exchange of our interest in the Southern California assets that we had with NRG, but we provided them our ownership in that joint venture, and in return, they paid us $140 million as well as providing us with their 50% share of the Rocky Road asset, which is in Illinois. We also closed on the sale of our Rockingham facility, and that is a gas-fired peaker, and that closed at a price of $235 a kW, which was a good marker from our perspective.

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Mar. 14. 2007 / 12:10PM ET, DYN - Dynegy Inc. at Morgan Stanley 14th Annual Global Electricity & Energy Conference

And there is a laundry list here, and I won’t go through the rest of them, I just wanted to make a point that there has been a lot of activity in 2006, and what that has done is it has prepared us now to be in a position to execute on the LS Power transaction, which creates a significant amount of diversity for the Company, adds some stability and we think helps prepare us for the future in this sector.

So as we think about what’s going on with the LS Power integration, we love checklists as a Company and as you can see we created one for this and we’ve made significant progress here. Most recently, we were able to distribute all of the proxy materials to our shareholders. That was late February, so we’re really only a couple of weeks into the voting process but it’s going well. And importantly, we had the independent proxy adviser, ISS came out last week in support of this transaction, so they are recommending to our shareholders to vote in favor of the LS Power merger. And that’s important on a couple of reasons, and it’s really just one step closer to obtaining the two-thirds vote that we need, but it’s important because many shareholders have at least shared with us that without the ISS approval, the process of approving this transaction for them as an institution is much more challenging. So certainly we expected to receive this approval, but like I said, it’s just one step closer.

So the next point we will be working towards is our shareholder meeting on Thursday, March 29, and with that, we do as I said expect to receive the two-thirds vote required, and then we will actually close the transaction on April 2, which is the following Monday. So that’s a date hopefully you can put in your calendar and check up with us on it again. And I think importantly, we’ve spent the last six months working on the integration effort, and from that perspective, we’re very proud to say that we’re in a position now to fold the LS Power assets into our portfolio of processes and systems and the like on day one. So we will be in a position to start recognizing the benefits of consolidation immediately, which was a goal for us. And a lot of effort, like I said, over the last six months, getting ready for that.

Next, I would like to cover the capital structure and what that will look like on April 2 when we close the transaction. As you can see here are, all of our generation assets will be held within Dynegy Holdings, and that is a change from us in the past. Sithe Energy previously was a subsidiary of Dynegy Inc. and essentially a brother or a sister of Dynegy Holdings, and LS Power was initially disclosed as being a sibling of Holdings versus actually underneath it. And we think what this does is it provides us an opportunity now to put a revolver and a credit agreement in place at the Dynegy Holdings level that will support the entire generation asset system now. And so we launched, I guess it was about 10 days ago, our efforts on the credit agreement and we are increasing the capacity of that from about $750 million as it stands today and we’re going to increase that to $1.250 billion. And so that will provide us sufficient capacity now to manage the entire system, and that will close concurrent with the closing of the merger itself on April 2.

So this is a very manageable structure for us as we go forward. It provides us, as I said, plenty of liquidity, and actually sufficient liquidity to run our business. So we will continue to think about ways to improve, but if we did not make any changes from here, I think we’re quite happy to run under this capital structure for some period of time.

Shifting gears, I would like to talk about our estimates for 2007 and also talk about sensitivities around those estimates and what you should be looking for and why these numbers could change. But to start with a foundation, let’s go through the cash flow statement, and then we can talk about sensitivity to the gas, sensitivity to heat rate. And then the other point I would make is that we are sensitive to improvements in the capacity markets. I’m not going to hit on that today—we’ll save that for another presentation—but there are several ways we can benefit from the markets recovering. But let’s start with our cash flow statement.

You may have seen that we—because this isn’t an additional adjustment, this is an adjustment to the December estimates that we had provided early on, and this is just a timing difference in our cash flows. If you look at the $80 million associated with generation, that relates to forward sales positions that we had entered into in 2006. We typically use a clearinghouse to handle our fuel purchases and our power sales, and we do that to minimize our collateral. And so what happens when you use a clearinghouse like this, all of your positions at the end of that they are marked, and then you settle up so you are either paying cash or you’re receiving cash. And in our instance, at the end of ‘06, we had forward sales that related to 2007, so we’re in the money. And so we received $80 million in advance of those actually going to term in 2007. When we initially did our estimates, we assumed that the cash would flow at the same time the earnings would be recognized, so this is just pulling some of the cash forward into ‘06.

The $20 million you see around Other, it’s a similar timing issue but a different topic and it has to do with an interest payment. This is one of those you can look and say, we probably should have known this. It was an interest payment that was due on December 31, which was a weekend, so the cash ended up going out the door on January 2. So something clearly that we had planned on, but we had it in the wrong period as we did our estimates. So no change on cumulative cash balance as we go forward. And actually all else being equal, I would rather be paid in advance, anyway I would rather hold the cash. So about $80 million we’ll set aside and be happy about those positions.

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FINAL TRANSCRIPT

Mar. 14. 2007 / 12:10PM ET, DYN - Dynegy Inc. at Morgan Stanley 14th Annual Global Electricity & Energy Conference

Moving onto our earnings estimates—no change here, and I think that is really the key message to take away. We still expect to earn net income, between $190 and $255 million, that is driven by the strong generation EBITDA that you see here, between $1.1-$1.2 billion. And one thing I will note that is not included in these numbers will be the purchase accounting adjustments that will occur once we’ve closed the LS Power transaction. So we’re more of a cash-driven company, so we focus on the previous page and I know some of you need to certainly have a full income statement that you pull together. So we will be updating these numbers for purchase accounting likely as part of our first quarter call, and that, again, it won’t change cash flow, but as we adjust the balance sheet to bring these assets in place, then you may see some of these numbers like depreciation as an example, will be adjusted for that. And we’ll get all that accounting taken care of and get that information out to you soon.

So that’s a basis. Let’s talk a little bit about what our earnings are sensitive to. I would like to start with gas. This is a slide we have prepared for well over a year now, and we call it the yellow trapezoid within the Company, and everybody all always knows what we’re talking about. And what this does is it tries to capture how much our EBITDA is sensitive to gas prices and it does take into account the hedges that we entered the year with. And for this portfolio, about 50% of our margin was hedged as we entered 2007. So with that in mind, what this slide will show you is that from $6.00 gas to $10.00 gas, our EBITDA could range from $975 million to $1.175 billion. But you’ll also notice that there is some height to this trapezoid, and what that is meant to capture is other assumptions that go into our plan that are not related to gas prices. So that could be our in-market availability, it could be ancillary service assumptions, it could be operating costs, fuel oil costs—all of those types of things. So what we’ve tried to build here is a range around our earnings profile and taking everything into account that we can think of that was in this gas price—this is how we would expect our EBITDA to fall.

In 2006, a $1.00 change in gas had a $50 million impact on our EBITDA, and that was about 10% of our EBITDA last year. In 2007, that same dollar change will have another $50 million impact on EBITDA. So now, that’s only about 4% of our earnings power. And that is because we entered the year much more hedged than we did last year, and we have a much larger EBITDA now that we are working with. So this is something I think it’s a safe assumption that unless markets change dramatically, we would expect to enter each year about 50% hedged. So this is a reasonable assumption when you look at our portfolio of our sensitivity to gas as we move forward.

Now onto heat rate; this is a new topic for us. We talked about it for the first time as part of our year-end call, and it’s a fairly complicated topic and I want to make sure to spend some time on this first page laying the groundwork and the foundation for how we think about heat rate just so you can understand what information it is we are providing for you here. Heat rates can change for a couple of different factors, obviously, and could be impacted by various factors in the marketplace. Over the longer-term, that is going to be—that will come with market recovery and supply and demand will come in balance, there will be less efficient assets come online and that is going to cause the heat rate to expand. So that’s a long-term view. In the short term, you can still have heat rate expansion and it will be driven by things like severe weather or plant outages or possibly the combination of those two things. That will cause the heat rate to expand, because in that example, less efficient assets will come online and it will change the dispatch curve.

So keeping that in mind is important, and I think also, understanding the assets that you’re looking at and knowing how they will be impacted by heat rate; that differs from plant to plant. A coal plant as an example, if it’s a baseload coal plant, it’s not going to improve its volume because it should already be running at max volume. What it will benefit from though is the increase in price. So you have a one-dimensional improvement there around pricing. If it’s a gas plant, now you have a couple of ways to participate in that expansion. It will be your price as well as volumes because you would expect to get more run time out of those assets. So I think that’s an important factor to consider. And the sensitivities that we are providing today to be clear are for our 2007 estimates, therefore it takes into account all of the contracts we have in place. And just like that dampens your sensitivity to gas price, it’s going to dampen your sensitivity to these market heat rates as well. So keep that in mind as you look at the numbers.

What we have provided in the middle of the page is just an example of what we mean when we talk about market implied heat rates. And as you can see, at $8.00 gas, if the market is requiring $80 for power, then that implies that the market clearing heat rate is about 10,000 BTU per megawatt hour. So what we’ve done here is a quick example and just to show that a 500 change in that heat rate would have a $4 spark spread impact. So you go from $80 up to $84, or $80 down to $76. And one of the things I would note at the bottom of the page, and this just is really more of a modeling point, something that is important to understand is that, depending on the gas price you use, that spark spread sensitivity is different. So you can see at a $10 gas price rather than a $4 spark spread change, it’s a $5 spark spread change. So just keep that in mind as you model.

So what does this mean to Dynegy specifically? It means that a 500 plus or minus change in the heat rate can be an upside of $75 or a downside of $55. And again, I would remind you, this is Dynegy for 12 months, LS for nine months and it includes all of the contracts we have in place, again, entered the year about 50% hedged. And I think what is interesting about these numbers is that you don’t see a symmetrical relationship between the upside and the downside. And the gas plants are the easiest example to explain what causes that. A gas-fired peaker in our fleet sitting here today contributes very little to earnings. Just because heat rates compress, it’s not going to go negative, but it clearly has upside

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Mar. 14. 2007 / 12:10PM ET, DYN - Dynegy Inc. at Morgan Stanley 14th Annual Global Electricity & Energy Conference

potential. So that’s why you see that the upside has much more room than the downside because there’s a natural floor of basically no return on certain assets. And this again starts to set up why I think the Dynegy portfolio really is unique. By having the mixture of baseload, intermediate and gas-fired peakers, you can see how the heat rate sensitivity can start to add value.

And that’s what I would highlight on the next page to help you in very simple terms how we look at this. And as I said earlier, baseload, when you look at market recovery, power prices rising, heat rates expanding, that portion of our portfolio will have a one-dimensional improvement, and that’s as it relates to prices. And with Dynegy, our coal costs are significantly—I won’t say fixed, but they’re pretty sticky. Our transportation contracts are long-term at very nice prices, and the way our—and that’s at a very fixed price, no fuel escalation or anything like that. And then our commodity prices are also quite sticky because of the way they will open up for price reopeners. So because of that, when you see the improvement in the marketplace, our cost will stay static, our baseload fleet, that will essentially go straight to the bottom line. But again, we don’t expect higher volumes because they’re already running full out as we sit here today. So if you’re just a coal fleet, that is the improvement you will get from power market recovery.

When it comes to the intermediate gas-fired combined cycle assets, so as I said earlier, not only will you improve your earnings because of the increase in the spark spread, you’ll also see your production volumes go up. So if you had a capacity factor of 40% to 60% for your combined cycle fleet sitting here today. obviously there’s a lot of upside to be able to run those assets in the feature. And the peakers are the same way. Now the volumes that you will see out of those, you won’t see in that checkmark quite as much value coming out of it, because you would never really expect a peaker to run more than 15% or 20% of the time. But there still that value there and it can be meaningful.

Lastly, I would say that what all of these can benefit from is improvements in the capacity market. As I said earlier, that’s something we’re working on and we would expect that to be a new disclosure as we go forward and our views on what average capacity prices are today, what those could be in recovery. And the other thing that we’re working on is looking at our asset base on an unhedged basis and seeing what our sensitivity is to gas, to heat rates and to capacity factors. And that allows you to take management’s decisions and put them aside for a minute on our hedging strategy and just say what are these assets worth and what could they be worth in recovery on an unhedged basis.

Now, that is why I think the Dynegy portfolio is unique. We have all of these types of assets, so we have various ways to participate as the markets recover. Now what is not unique to Dynegy is the ability to achieve cost savings as this industry consolidates. That is something that anybody that wants to go do this and finds the right transaction can achieve. And that is why we think the market will continue to consolidate and you will see more players do that over time. When it happens is still a question, but we think it continues to make sense and it’s something that we’ll look at as a company once we have LS Power behind us. We’d like to get that on done first before we start looking down the road. But we would predict that that will be a trend that we continue to see.

Now this next slide really carries—I’ll shift back now as a closer of sorts. This carries an important message, and that’s that our investors clearly see the value that can be created through the LS Power combination. And if you were to update for today, I think the last time Norelle gave me an update, the stock price was maybe $8.50. I think our bonds are down about $105.5 from an update this morning, so a little bit of a change there. But clearly, I think we are receiving the benefits of the marketplace viewing the transaction and the diversity that it does create for us, not only dispatch and fuel type, but the geographic diversity that is creates for us. It creates stability within the Company. And it also comes at a very low incremental cost. We will increase our megawatts by over 70%, but we will end up with our G&A only going up less than 15%. So that’s again why we see the benefits of consolidation because we think that can be repeated and we think that his transaction also sets us up to continue to participate in that, and that that theme binds our investors. And we have said that this transaction can create value on a near-term, medium-term and long-term basis. I think if things certainly continue on this pace, our near-term objective, we can put a checkmark by that one and we need to focus on medium-term and long-term value for our investor base as we go forward. But I think that the—it was an important factor of diversity, risk mitigation and the improvement in our security. That was something that ISS pointed out in their report to recommending this to our shareholders.

So in summary we’ve made a lot of progress around the Company, and especially as it relates to the LS Power transaction. We think that the market has effectively voted in favor of the transaction by the way our securities are trading, but we still have a little more work to do. Obviously, there’s a shareholder vote that we need to get all of the proxies in. And there will be one more opportunity to see the Company before the end of the month, and that’s going to be next week down in Houston, but outside of that, our focus is going to be on getting ready for the shareholder meeting Thursday, the 29th, and then being prepared to close on April 2. But I would say that things are going as well as we certainly could have hoped, probably a little bit better in some ways as we’re working towards the shareholder vote and we’re very excited to take the next step.

With that, I’ll turn it over to Q&A.

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QUESTION AND ANSWER

Vikas Dwivedi—Morgan Stanley

Questions, anybody?

Holli Nichols—Dynegy Inc.—CFO

Lunch couldn’t have been that good.

Unidentified Audience Member

Hi, good afternoon. In your discussion on slide 11, you discussed the pro forma portfolio of around 20,000 megawatts as being particularly unique. When we think about the composition of it, it’s around 32.5% baseload, 26% intermediate and the rest peaker.

Holli Nichols—Dynegy Inc.—CFO

Right.

Unidentified Audience Member

Do you feel like that is—is that the composition that maximizes your leverage to market recovery upside?

Holli Nichols—Dynegy Inc.—CFO

If I had my druthers, I would switch out some of the peaking assets for the intermediate combined cycle gas, but I think at this point, they have a significant amount of upside as well. And so I think if you see us going forward, we’re not going to seek any additional peakers for our portfolio. We probably have enough. And you’ll notice in some of our previous disclosures, we are in the process of auctioning off some of our assets. That does include two gas-fired peakers. Just because we think that at this point they will be worth more in somebody else’s hands than ours. But I don’t see that mix-up of assets being something that we would look to change dramatically.

Unidentified Audience Member

What’s your take on potential for a tax in Illinois on generators?

Holli Nichols—Dynegy Inc.—CFO

I think it’s clearly something that’s being bounced around today and it’s one of those things that I guess in a discussion this morning that we were talking about that I think the legislation is closed at the end of May, and we’ll certainly know more by then. But I think that there are many ways that you can achieve hopefully what the constituents will find helpful in this, and a tax is one of those. I think that it’s one that maybe a short-term answer versus a long-term answer, because then one of the words you used was generators. I think it’s something that we would want to be careful to point out is, there are a lot of suppliers to the Illinois market that aren’t necessarily generators in Illinois and I think it would be important if you go down that path that you would spread that across everybody that’s supplying the marketplace. But I think it’s fairly short-term because then everybody just starts to build that it into their cost to supply power to the market. So I don’t know that it’s the best long-term solution, but we will have to leave that up to the folks that are really in the depths of this to see where that goes.

Unidentified Audience Member

Great. Second question—when does the transaction close with LS Power? Is there any restriction to them increasing their stake in you?

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FINAL TRANSCRIPT

Mar. 14. 2007 / 12:10PM ET, DYN - Dynegy Inc. at Morgan Stanley 14th Annual Global Electricity & Energy Conference

Holli Nichols—Dynegy Inc.—CFO

There are. I think it’s at 41% if you were look in the agreement, so that was—one of the reasons you put in shareholder agreements when you have a large shareholder like that, not only does it give them certain rights, it’s protection for the company as well, and so that is one of the protections is to limit their holdings.

Unidentified Audience Member

You made a comment that consolidation can be repeated. Can you elaborate a little bit as—do you see consolidation happening in the industry or to participate more than that, or what were your thoughts really behind that comment?

Holli Nichols—Dynegy Inc.—CFO

Sure. I think that there are many ways that consolidation can occur. It can be one IPP with another IPP, and that starts a fairly small group when you start to line those up. But I think also with utilities and their generation portfolios if they decide that that’s something they want to expand, you can see an IPP consolidating with a utility. So there are a lot of different ways that I think this can occur and you start to—and I’m not sure it matters how you go by doing it. At the end of the day, if you can get more assets under management without having your cost structure grow with it, then there is a real opportunity there to create shareholder value.

Unidentified Audience Member

Could you discuss the risks of competitive generation coming online, whether it’s baseload coal or utility regulated I guess?

Holli Nichols—Dynegy Inc.—CFO

Sure. It’s maybe a different response today than it would’ve been a year or two years ago given the environmental—I don’t want to call it press, because I think it’s more than that. I think there’s a real issue here as a country that needs to be addressed. But I think you will see fewer coal plants coming online across the nation and I think it’s a question that really must be answered on a regional basis. I think if you’re in California and you have gas plants on the ground that we would look to, I’m not so worried. I don’t think we have to worry about coal plants coming online in California. I think in the Northeast, it’s going to be very challenging to see new coal plants come on. And you would have thought in the past that Texas was a place to build, and it’s having its own challenges there. So I think what we should expect to see is a balance of technology coming in place over time. And so I think there’s clearly a place for what I will call more traditional clean burning coal. I think IGCC is something that we need to learn as an industry, how to make that work, but I think that is going to take some time. Nuclear, that is likely a good solution, but the time frame there is quite long. So it’s a complicated question, not only by looking by region, but also what time horizon are you thinking about. So in the near-term, I think coal will be part of that solution and you will see probably a little more focus on the gas as well. You can get it online quicker and it is obviously a cleaner-burning fuel. So time will tell on that one, but I think overall, what works is a balanced addition of technology in the U.S.

Unidentified Audience Member

Can you talk about your greenfield development or LS’s greenfield development and how you see those progressing, especially in light of the TXU deal and the increased focus on—by the green movement?

Holli Nichols—Dynegy Inc.—CFO

Sure. I think that LS took a very different approach to their development program as compared to TXU in the sense of, they would go into a community and determine what’s the right solution for this community. And in many instances, because of where they are located, possibly in a little more rural areas, they cannot afford to have the volatility of gas costs and they need a low-cost fuel and PRB coal has provided that solution and that’s a good example when you think about the Plum Point facility that’s under construction right now in Arkansas. And I think when you look at the other assets, the White Pines as well as Long Leaf, that those are—they took the exact same approach with those. So it’s, go in,

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FINAL TRANSCRIPT

Mar. 14. 2007 / 12:10PM ET, DYN - Dynegy Inc. at Morgan Stanley 14th Annual Global Electricity & Energy Conference

understand what the community is looking for and then build what makes sense. So I don’t think that we will have the same issues on a local basis. I think still nationally, we have to think about how coal will be received. And when you look at the rest of the list on there, we’ve always said, that would be a very fluid listing and there was even a hesitation to put it out there at on point time because we didn’t want people getting too attached to the 10 projects along there. So we will continue to consider that as we go forward. I think one thing to balance with that greenfield development which is predominantly coal is to not forget that there’s 2600 megawatts of brownfield improvements that we think that are on the gas side. So our efforts will be focused around all of those as we go forward.

Unidentified Audience Member

I was wondering at the time the LS Power transaction was announced, there was some talk about looking at the existing debt down at LS Power, given cash traps and the like which limit the ability to get free cash out of those assets up to the parent, where that thinking stands. Is that something that’s still a potential front-burner issue, or is it something that as you studied the assets, that it makes less sense?

Holli Nichols—Dynegy Inc.—CFO

No, I think that’s something that we will still consider as to whether or not we think corporate-level financing to take out some of the project-level debt there makes sense. I will term it though and describe it as being something that we would just view as being very opportunistic. The coupon on the debt down at the project level is quite low, the drawback that you highlight though is the cash sweep. At this point, I don’t have an immediate need for that cash. We have significant liquidity and I don’t have a use for it. But if I find that out at the corporate level, if I can go issue unsecured bonds at a rate that puts me in as good or a similar maybe even better position than those, and I free up the cash, that’s clearly something that we will entertain. So if I can’t do anything because the markets aren’t there for us, I’m happy with this capital structure, but you know Dynegy, we’re always looking to simplify and we eat around the edges a bit. And so the Treasury group won’t be heading home at lunchtime these days. They will have plenty to think about.

Unidentified Audience Member

Can you talk about your environmental CapEx plans going forward, what you have accomplished and where you’re going?

Holli Nichols—Dynegy Inc.—CFO

Sure. We actually have a good slide that we included a couple of presentations ago and I don’t have that here with me, but I will try to remember some of the numbers off of there. When you think about it, in Illinois, that is where our biggest spend program is, I think to date we have already spent about $400 million, and that relates to cleanup efforts—adding scrubbers, converting to PRB coal, those sorts of things. And what we have committed to with the Illinois EPA and on a national level is that we will spend in total $675 million. Now some of that is included in that $400 million, but not too much. So we still have in excess of $600 million that we would expect to include in the plan over—gosh, through 2012, so over the next five years. And with that though, I think we will have reduced emissions by almost 90% with those assets. And it would be one of the cleanest-burning cold fleets in the U.S. So that’s very important to us on that side, and that is more of a SOx and NOx that that manages.

Now recently, also in Illinois, we entered into an agreement in 2006 around mercury, and so we have a plan in place there as well and we’ll have a capital spend that will occur over the next several years to manage that issue as well. And we can certainly find, actually sitting right by you is Norelle Lundy who is the vice president of investor relations. She can get you—there’s a great couple of slides that details out by year and what sort of spend it is and which reasons and such that you might find helpful to look into that from a modeling perspective. But clearly, we have already put a lot of money into our fleet, we’re prepared to put more into our fleet and I think that’s another differentiation in the marketplace is to understand what people have spent to date and what they still have left. But ours is, we think it’s very manageable when we think about what we have left over the next five years.

Unidentified Audience Member

Holli, I have a question for you. I think there’s a consensus view that power markets are tightening and it’s probably a regionally specific question, but what’s not quite as clear is timing of that tightening and a lot of your assets are in the Midwest. I think the West, I think people think will tighten quite a bit as well. Can you share any thoughts on timing on the heat rate expansion?

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FINAL TRANSCRIPT

Mar. 14. 2007 / 12:10PM ET, DYN - Dynegy Inc. at Morgan Stanley 14th Annual Global Electricity & Energy Conference

Holli Nichols—Dynegy Inc.—CFO

Sure. If you think about we’re in the West, the Midwest and the Northeast, if I were to put those in order, I think the West is the first, and in some ways, you could argue that it has reached recovery and it’s really a matter of how the hydro supports the state and whether or not the snow pack is there and is it available through the summer to help and what’s the weather like. So I think it’s on the verge if it’s not already there. And then next, I would go to the Northeast, and I think there when you look at the reserve margins and such and we’re actually awaiting on the NERC to come out with their findings, which should be in the next month or two, but I suspect what you will find is that would be the next to come in line. And so it’s within a year or two, would be the thoughts there. And then the Midwest is behind that, so maybe it’s two to three years that you find that piece of it. But like I said, the NERC does a really good study and that’s something that we spend a lot of time with and that will be out in a couple of months. But that would hopefully help validate what our views are and what we’re seeing in the marketplace right now.

Unidentified Audience Member

Thank you.

Unidentified Audience Member

Could you tell us about your thoughts on carbon tax and how you’re addressing that now?

Holli Nichols—Dynegy Inc.—CFO

I wish there were a way to address that now. I think it’s something we follow closely and any decisions we make around our assets or any growth opportunities, we’re certainly building that in as we think about things. I think that there will be—there are various options that can be chosen here and it will be interesting to see if what ultimately gets put in place actually achieves what it is we’re trying to achieve, because at the end of the day, I think the only way that you reduce emissions is to reduce consumption. And you need to do something that will drive a behavior to reduce consumption. And if that’s a tax and causes prices to go up, I think that might end up being a solution to that. So I think it’s something that you hear plenty of debates as to will anything happen under the current administration or will it need to wait until the next administration is in place, and I don’t—your guess is as good as mine on that. But I think it’s something that everybody should continue to focus on because I think there will be an additional cost there. And to assume that that doesn’t somehow trickle back out to consumers in one way, shape or form; I think if it doesn’t, then I’m not sure you’ve been successful in trying to achieve what it is we need to achieve.

Unidentified Audience Member

(inaudible – microphone inaccessible)

Holli Nichols—Dynegy Inc.—CFO

Is there anything we can do to our plants? I think, and I’m not an engineer, but I think it would be quite challenging to take a coal plant and try to retrofit it in some way to actually reduce the carbon off of that. But that’s something I would have to go back and talk to our folks on, but I don’t think that that’s the likely solution. I think it’s changing the mix of assets in the U.S. and focusing more on something like IGCC. But I don’t think you can take that coal gasification process and put it on the front of an existing coal plant. I think you need to start from scratch to be able to be successful at that. So I think you will see more gas over the longer-term, it’s like I said, you will see nuclear. So I think you may see the mix of assets change, but I don’t know that you can actually change the assets that are on the ground today.

Unidentified Audience Member

I was wondering if you could just talk a little bit about some of the greenfield projects and sort of potential obstacles to get everything done within a reasonable time frame, and maybe some of the—are these going to be sort of state-of-the-art, all of your scrubber and environmental stuff, all there and kind of what your basic outlook is for those areas.

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FINAL TRANSCRIPT

Mar. 14. 2007 / 12:10PM ET, DYN - Dynegy Inc. at Morgan Stanley 14th Annual Global Electricity & Energy Conference

Holli Nichols—Dynegy Inc.—CFO

Sure. We could talk a lot about potential obstacles because I think the list is long, but I think because of the way that LS Power has approached their development process and led up by Jason Hochberg and his team, they have tried to think through and be ahead of the curve on what those will be. I think just the general attention that the environmental issues are getting today can make things harder, but I think we’re still very optimistic, because as I said before, these were not random decisions made to build these types of plants in these specific locations. They were very specific and there was a need that was required to be filled, and that’s why we’re pursuing development in those areas. I think that, to your answer on the type of technology, yes, these will be, they will have environmental pollution control packages included on day one associated with them. Again, they’re short of IGCC certainly, but they will be clean burning coal technology that is available today.

Unidentified Audience Member

What kind of timetable in terms of getting these plants online? Do you say, okay, we’ll get two done every couple of years, or when would you say all of these projects might be done?

Holli Nichols—Dynegy Inc.—CFO

I guess, first I would say, all of the projects on that list absolutely will not be done, and so just be clear there, in the sense—and that’s what we’ve thought all along—its a development portfolio. Some will die, some will live, it will change constantly. But of the ones that I think that are in the near-term that I think we have more of a view or are far enough along on those in a permitting process phase, you have Sandy Creek in Texas which actually has all of its permits. The air permit is under appeal. It’s actually between a group and the state of Texas, LS Power is not directly involved in that, and it’s really just questioning whether or not the state went through the right processes. Again now, because I’m not an engineer and I’m not an attorney either, so that is the very Cliff’s Notes version of that. But it’s at a point now where it’s not as if other people could come intervene on that appeal process. I think the hearing is later this month in just the next week or so, then we will see how long it takes the judge to come to a conclusion there. So that asset is right on the verge of being ready to break ground.

We certainly have the choice of breaking ground today under the assumption that that’s going to go forward, but Dynegy certainly supports the LS decisions around, and we will continue to do this going forward, not putting a lot of money and investing a lot of capital until we know that it is fully permitted and ready to go. And so that’s something that we will continue to follow, but I think it’s hopefully something that you could break ground on in 2007, assuming all that goes well.

And then if I take the Plum Point as a marker, that broke ground in ‘06, we expect it to be online in 2010, so that would mean Sandy Creek is maybe a year behind that. When you look at the project in Georgia, I think it may be the closest behind the one in Texas. And so, it may be on a time line just shortly after Sandy Creek.

So I think that is the way to think about these, that it will be beyond 2010 when these come online, but it’s a very slow, methodical process. And, again, we want to be smart about how we invest funds prior to having certainty around the permitting process.

Vikas Dwivedi—Morgan Stanley

I think we have time for one last question for Holli. Okay, I think we can wrap it up than. Thank you very much Holli, that was illuminating.

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FINAL TRANSCRIPT

Mar. 14. 2007 / 12:10PM ET, DYN - Dynegy Inc. at Morgan Stanley 14th Annual Global Electricity & Energy Conference

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WHERE YOU CAN FIND MORE INFORMATION

Dynegy and Dynegy Acquisition, Inc. have filed a proxy statement/prospectus with the SEC in connection with the previously announced proposed merger with LS Power. Investors and security holders are urged to carefully read the important information contained in the materials regarding the proposed transaction. Investors and security holders may obtain a copy of the proxy statement/prospectus and other relevant documents, free of charge, at the SEC’s web site at www.sec.gov, and on Dynegy’s web site at www.dynegy.com. The materials may also be obtained by writing Dynegy Inc. Investor Relations, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002 or by calling 713-507-6466.

Dynegy, LS Power and their respective directors, executive officers, partners and other members of management and employees may be deemed to be participants in the solicitation of proxies from Dynegy’s shareholders with respect to the proposed transaction. Information regarding Dynegy’s directors and executive officers is available in the company’s proxy statement for its 2006 Annual Meeting of Shareholders, dated April 3, 2006. Additional information regarding the interests of such potential participants is included in the proxy statement/prospectus and other relevant documents filed with the SEC as they become available.

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